UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 19, 2010
SUN RIVER ENERGY, INC.
(Exact name of registrant as specified in its charter)

Colorado	000-27485	84-1491159

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)
5950 Berkshire Lane, Suite 1650, Dallas, Texas 75225
(Address of Principal Executive Offices) (Zip Code)
(214) 739-9191
Registrant’s telephone number, including area code
Not applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     On October 19, 2010, Sun River Energy, Inc. (the “Company”) entered into a definitive Purchase and Sale Agreement (the “Purchase Agreement”) with Katy Resources ETX, LLC, a Delaware limited liability company (“Katy”), to acquire (the “Acquisition”) (a) certain of Seller’s oil and gas leases and leasehold interests in Angelina, Cherokee, Houston and Panola Counties in East Texas; (b) four wellbores consisting of three producing wells each holding one of the three gas units being acquired and one shut-in well; (c) any contracts or agreements related to the foregoing lands, leases and wells; (d) any equipment located on the land or used in the operation of the foregoing land, leases or wells; and (e) any hydrocarbons produced from or attributable to the foregoing land, the leases and the wells and other related assets for an aggregate purchase price of $8.5 million, subject to purchase price adjustments. The Acquisition includes total acreage held by production of 2,486 gross acres (1,361 net acres). In addition, there are 9,706 gross acres (7,549 net acres) under primary terms on numerous leases. The producing wells and surrounding acreage have been unitized under Texas Railroad Commission rules.
     Under the terms of the Purchase Agreement, the purchase price will be paid in the form of (i) $5 million in cash (the “Cash Consideration”), and (ii) shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), with an aggregate value of $3.5 million based on the volume weighted average price of the Company’s Common Stock for the 30 trading days prior to the earlier of (x) December 18, 2010 and (y) five days prior to the closing (the “Stock Consideration”). In connection with the execution of the Purchase Agreement, the Company has delivered to Seller 250,000 shares of the Company’s Common Stock as an earnest money deposit (the “Deposit”), which shall be applied against the Stock Consideration due at closing. The Company is currently seeking sources of financing for the Cash Consideration. Certain financial benefits and obligations relating to the assets being acquired will be transferred effective November 1, 2010. Subject to the satisfaction of the conditions to closing described below, the Company expects the Acquisition will close no later than December 31, 2010. Upon closing of the Acquisition, the Company’s wholly owned operating company, Sun River Operating, Inc., will assume operations under existing joint operating agreements on all units and prospects.
     The shares of Common Stock will be issued to Katy in reliance on an exemption from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2) thereof.
     Before the closing, the Company intends to conduct customary due diligence of the assets of Katy to be acquired so as to assess material title deficiencies and environmental matters. If, prior to the closing, the parties ultimately determine that the aggregate dollar value of any title deficiencies, casualty or condemnation losses, or environmental liabilities exceeds 15% of the purchase price, then, pursuant to the Purchase Agreement, either the Company or Katy may terminate the Purchase Agreement. If the Purchase Agreement is terminated as a result of the value of the title deficiencies or environmental liabilities, Katy shall return the Deposit to the Company.
     Each party’s obligation to consummate the Acquisition is conditioned upon, among other things, (i) confirmation of the parties’ representations and warranties as of the closing, (ii) the parties’ performance, in all material respects, of all covenants, (iii) the receipt of all required approvals, and (iv) the absence of legal proceedings prohibiting the Acquisition. Under certain circumstances set forth in the Purchase Agreement, Katy shall be entitled to retain the Deposit if the Company does not close the Acquisition.
     A copy of the Purchase Agreement is filed as Exhibit 2.1 to this Current Report on Form 8-K and is incorporated by reference herein. The above description of the Purchase Agreement is a summary only and is qualified in its entirety by reference to the complete text of the Purchase Agreement. The Purchase Agreement is filed herewith to provide investors with information regarding its terms. It is not intended to provide any other factual information about Katy or the Company. In particular, the assertions embodied in the representations and warranties contained in the Purchase Agreement are qualified by information in confidential disclosure schedules provided by Katy and the Company to each other in connection with the signing of the Purchase Agreement. These disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the Purchase Agreement. Moreover, certain representations and warranties in the Purchase Agreement were used for the purpose of allocating risk between Katy and the Company rather than establishing matters of fact. Accordingly, you should not rely on the representations and warranties in the Purchase Agreement as characterizations of the actual statements of fact about Katy or the Company.
9.01 Financial Statements and Exhibits.
     (d) Exhibits. The following is a complete list of exhibits filed as part of this Report. Exhibit numbers correspond to the numbers in the exhibit table of Item 601 of Regulation S-K.

Exhibit No.	Description

2.1	Purchase and Sale Agreement dated as of October 19, 2010 by and between Katy Resources ETX, LLC and Sun River Energy, Inc.
99.1	Press Release dated October 21, 2010

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

SUN RIVER ENERGY, INC.
Date: October 21, 2010	By:	/s/ Donal R. Schmidt, Jr.
		Name:	Donal R. Schmidt, Jr.
		Title:	President and CEO